Press  Release

HUMATECH TO RESTATE APPROXIMATELY $350,000 IN YEAR 2000 AND 2001 REVENUES CLARIFIES STATEMENTS IN RECENT NEWS RELEASES


HOUSTON, January 16, 2003 - Humatech, Inc. (OTCBB: HUMT) announced today that it will restate financial statements covering the periods from the quarter ended January 31, 2000 through the quarter ended October 31, 2002 to reflect a change in its accounting treatment of approximately $350,000 in revenues from sales to Humatech, Ltd. in England.

David Williams, President and CEO of Humatech, stated, "During Fiscal 2000 (our year ended April 30, 2000) we received orders from Humatech, Ltd. totaling approximately $350,000. Originally, we manufactured the ordered product, had billed for our product on a FOB-Houston, Texas basis, and were in the process of delivering our product to the Port of Houston, Texas for shipment and were actually shipping the product to Humatech, Ltd. when the UK was unexpectedly struck during our fiscal year ended April 30, 2001 with a foot and mouth disease epidemic. This unforeseen and unanticipated biological epidemic caused Humatech, Ltd's end-user market demand for our product to be suspended. In order to preserve their manufactured product, Humatech, Ltd. requested, during Fiscal 2001, that the unshipped product be converted to a "bill and hold" status, and Humatech, Ltd. did continue making sporadic, but periodic, cash payments on the billed but unshipped product. At the time of this request, our management was of the opinion that we met all criteria for revenue recognition on "bill and hold" transactions, as established by the U.S. Securities and Exchange Commission. Although the orders and completed product still exist as of this date, the circumstances surrounding the rebuilding of animal herds in the UK has created a situation whereby Humatech, Ltd . cannot commit to a firm delivery schedule to continue to support the requirements for revenue recognition under a "bill and hold" transaction to Humatech, Ltd. Accordingly, we must retroactively restate our financials to recognize revenues from our transactions with Humatech, Ltd. to an "as shipped" basis. Shipments have been made periodically throughout the three fiscal years in question, and we expect them to continue to be made during our current fiscal year, until all of the product ordered has been shipped."

Mr. Williams continued, "The restatements will be filed in amended Forms 10-QSB and 10-KSB for the periods covered, and all restatements and filings are expected to be completed by February 13, 2003. We do not anticipate that these restatements will have a material impact on current or future operations or growth, except that future shipments related to this order will result in incremental revenues to Humatech."

Humatech  also  today  issued  clarifying  statements  as  follows:

In a press release dated October 8, 2002, Mr. David Caney, Managing Director of Humatech, Ltd. was quoted as saying that that the size of the Danish pig feed market is "around 2,000,000 tons of feed per year, which when fully integrated with Promax will result in approximately $10 million of Promax each year " Humatech today clarified that the reference to $10 million was the approximate potential size of Promax sales in the Danish pig feed market assuming 50% market penetration, and that it was not intended to be a statement of projected revenues for the company from this or any other market.

In a press release dated November 26, 2002, Mr. Williams was quoted as saying that "the entire pork producing marketplace could represent potential recurring revenue of more than $200 million annually for HumaTech just in the United States alone if we were to capture a major share of this market." Humatech today clarified that the reference to $200 million was the approximate potential size of Promax sales in the United States pig feed market assuming full major market penetration, and that it was not intended to be a statement of projected revenues for the company from this or any other market.

In a press release dated December 3, 2002, Mr. Caney was quoted in reference to the dairy market in the United Kingdom "Should this program be adopted widely throughout the United Kingdom, net revenues to HumaTech Inc. from the dairy market alone could exceed $60,000,000 US per year." Humatech today clarified that the reference to $60 million was the approximate potential size of Promax sales in the dairy feed market in the United Kingdom assuming full major market penetration, and that it was not intended to be a statement of projected revenues for the company from this or any other market.

HumaTech Inc. manufactures all natural nutrient solutions for plants and animals, produced from a proprietary process described as "Iso-Molecular" technology. The company markets Promax(R) to the animal feed industry, and also has an extensive agricultural product line, which it markets in the U.S.A and Europe, as well as its newly developed Organic Advantage(R) retail product line, which consists of 12 organic-based liquid products ranging in size from a 4 oz. Planting Solution, to a 2 1/2 gallon Lawn Food.

Certain information contained in this news release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.

For additional information regarding the company, and its product lines, please visit http://humatech.com.

CONTACT:       Humatech,  Inc.
               281/828-2500